                                                                  Exhibit 2(iii)
                                                                  --------------



      Agreement and Plan of Reorganization dated as of December 23, 1999 by and among Susquehanna, Susquehanna Bancshares Central, Inc.
                   and Valley Forge Investment Company, Inc.

                                                                  EXHIBIT 2(iii)

                      AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of December 23, 1999, by and among SUSQUEHANNA BANCSHARES, INC., a Pennsylvania business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("SBI"), SUSQUEHANNA BANCSHARES CENTRAL, INC., a Pennsylvania business corporation and a wholly-owned subsidiary of SBI ("Acquisition Corporation") and VALLEY FORGE INVESTMENT COMPANY, INC., a Pennsylvania business corporation ("VFICO").

                                   RECITALS:

     WHEREAS, SBI is a multi-state, multi-institution bank holding company;

     WHEREAS, SBI owns all of the issued and outstanding shares of capital stock of Acquisition Corporation;

     WHEREAS, VFICO is a Pennsylvania corporation;

     WHEREAS, the Boards of Directors of SBI, Acquisition Corporation and VFICO deem it advisable and in the best interests of the respective corporations and their shareholders to consummate, and have approved, the business combination transaction provided for herein in which Acquisition Corporation would merge with and into VFICO (the "Merger");

     WHEREAS, between VFICO and Acquisition Corporation, this Agreement shall constitute a Plan of Merger pursuant to Section 1922 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01  Effective Time of the Merger.  Subject to the provisions of
                   ----------------------------
this Agreement, articles of merger in the form of Exhibit A (the "Articles of Merger") shall be duly prepared and executed by VFICO and Acquisition Corporation and thereafter delivered to the Department of State of the Commonwealth of Pennsylvania for filing, as provided in the BCL, on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania (the "Effective Time").

     SECTION 1.02  Closing.  The closing of the Merger (the "Closing") will take
                   -------
place at such place and at such time and on such date as shall be agreed upon by the parties, which date shall not be later than thirty business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.03  Effects of the Merger.
                   ---------------------

           (a) At the Effective Time, (i) the separate corporate existence of Acquisition Corporation shall cease and Acquisition Corporation shall be merged with and into VFICO (Acquisition Corporation and VFICO are sometimes referred to herein as the "Constituent Corporations" and VFICO is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Acquisition Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Acquisition Corporation as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iv) the individuals listed on Exhibit B shall become the directors of the Surviving Corporation, (v) the individuals serving as officers of VFICO immediately prior to the Effective Time shall become the officers of the Surviving Corporation, (vi) the name of the Surviving Corporation shall be "Valley Forge Investment Company, Inc.", and (vii) the registered office of the Surviving Corporation shall be 26 North Cedar Street, Lititz, Pennsylvania 17543.

           (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscription and all other things belonging to each of the Constituent Corporations, shall be deemed to be transferred to and vested in the Surviving Corporation without further action, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate or any interest herein vested by deed or otherwise in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

           (c) If at any time after the Closing Date, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Corporation acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Acquisition Corporation or VFICO, all deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation and otherwise to carry out this Agreement.

     SECTION 1.04  Other Matters.
                   -------------

           (a) Notwithstanding any term of this Agreement to the contrary, SBI may, in its discretion at any time prior to the Closing, designate a direct or an indirect wholly-owned subsidiary to substitute for Acquisition Corporation hereunder by written notice to VFICO so long as the exercise of this right does not materially adversely affect the interests of the shareholders of VFICO in a manner that has not been disclosed to them or cause a material delay in the consummation of the transactions contemplated herein; if such right is exercised, this Agreement shall be deemed to be modified to accord such change.

           (b) Notwithstanding any term of this Agreement to the contrary, after the Closing, SBI may, in its sole discretion, merge or consolidate the Surviving Corporation into, Valley Forge Asset Management Corporation ("VFAM"), or alternatively, merge or consolidate VFAM, into the Surviving Corporation.

           (c) Nothing in this Agreement shall be deemed to restrict the ability of SBI or any of its subsidiaries to merge with or into another entity so long as no such other transaction shall materially, adversely affect the parties' ability to consummate the transactions contemplated herein or cause a material delay in, or otherwise adversely affect, consummation of the transactions contemplated herein.

     SECTION 1.05  Dissenters' Rights.  In accordance with the provisions of
                   ------------------
Subchapter D of Chapter 15 of the BCL commencing at Section 1571, the shareholders of VFICO shall be entitled to exercise dissenters' rights.

     SECTION 1.06  Payment to SBI.   Immediately following the Closing, VFICO
                   --------------
shall pay to SBI an amount equal to $1,500,000.

                                   ARTICLE II

                 CONVERSION; CASH CONSIDERATION FOR SECURITIES

     SECTION 2.01  Conversion of Capital Stock.  As of the Effective Time, by
                   ---------------------------
virtue of the Merger and without any action on the part of the holders of any common stock, par value $.01 per share, of VFICO (the "VFCIO Common Stock") or capital stock of Acquisition Corporation:

           (a)     Capital Stock of Acquisition Corporation.  Each outstanding
                   ----------------------------------------
share of capital stock of Acquisition Corporation shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

           (b)     Cash Consideration for VFICO Common Stock.  Each outstanding
                   -----------------------------------------
 share of VFICO Common Stock (other than shares to be cancelled in accordance with Section 2.01(c) below, and shares the holders of which are exercising appraisal rights pursuant to the BCL) shall be converted into the right to receive cash from Acquisition Corporation in the amount of $8.5 million divided by the number of issued and outstanding shares of VFICO Common Stock immediately prior to Closing (the "Cash Consideration"). All such shares of VFICO Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration, without interest, in consideration therefor upon the surrender of such certificate in accordance with
Section 2.02 hereof.

           (c)     Cancellation of VFICO Common Stock.  Each share of VFICO
                   ----------------------------------
Common Stock held in treasury at the Effective Time shall be cancelled and no Cash Consideration or other consideration shall be delivered in exchange therefor.

     SECTION 2.02  Surrender and Exchange of VFICO Common Stock.
                   --------------------------------------------

           (a) At the Effective Time, VFICO shall deliver to SBI the certificates representing all of the shares of VFICO Common Stock, accompanied by blank stock powers duly executed with all necessary transfer tax and other revenue stamps affixed and canceled, in exchange for the Cash Consideration, to which each holder is entitled under Section 2.01 hereof.

           (b) After the Effective Time, there shall be no transfer on the stock transfer books of VFICO or the Surviving Corporation of VFICO Common Stock. VFICO Certificates presented for transfer after the Effective Time, shall be cancelled and Cash Consideration shall be issued in exchange therefor as provided herein.

           (c) If outstanding certificates for shares of VFICO Common Stock are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to it), free and clear of claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Surviving Corporation nor its agents nor any other person shall be liable to any former holder of VFICO Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (d) In the event any certificates for shares of VFICO Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such VFICO Certificate to be lost, stolen or destroyed and, if requested by SBI, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Surviving Corporation will issue the Cash Consideration in exchange for such lost, stolen or destroyed certificate into which such certificate has been converted pursuant to this Agreement.

     SECTION 2.03  Dissenting Shares.  Notwithstanding anything in this
                   -----------------
Agreement to the contrary, shares of VFICO Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have perfected dissenters' rights in accordance with Subchapter D of Chapter 15 of the BCL (the "Dissenting Shares") shall not be converted into the Cash Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to an appraisal under the BCL. Any payments to any holder who has exercised dissenters' rights which exceed the per share value of the Cash Consideration, shall be paid out of the Escrow Funds as defined in the Stock Purchase Agreement among SBI, Acquisition Corporation, VFAM and certain Shareholders of VFAM (the "VFAM Agreement"), or shall be paid as otherwise provided in the VFAM Agreement. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such shares of VFICO Common Stock under the BCL, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Cash Consideration, without interest, for the certificate or certificates that formerly evidenced such shares of VFICO Common Stock.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF VFICO

     As a material inducement to SBI and Acquisition Corporation to enter into this Agreement and consummate the Merger and the other transactions contemplated herein, VFICO represents and warrants to SBI and Acquisition Corporation that, except as specifically disclosed to SBI and Acquisition Corporation in writing in the disclosure schedules being delivered to SBI and Acquisition Corporation (the "VFICO Schedules") which shall identify the specific sections or subsections in this Agreement to which each such disclosure relates:

     SECTION 3.01  Organization, Registration.
                   --------------------------

           (a) VFICO is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties, and to carry on its business, to enter into this Agreement and the other documents and instruments to be executed and delivered by it and to carry out the transactions contemplated hereby and thereby. VFICO is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein the character of the properties owned or leased or the nature of its business make such qualification to do business necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect. Schedule 3.01(a) lists all of the jurisdictions in which VFICO is qualified to do business. VFICO has delivered to SBI true and correct copies of its Articles of Incorporation and Bylaws, each as in effect on the date hereof.

           (b) VFICO has all federal, state, local and foreign governmental licenses, permits, or registrations required for its business as currently conducted, except where the absence would not have a material adverse effect.
Schedule 3.01(b) lists all of such licenses, permits or registrations currently in effect, the applicable jurisdictions, and the date of expiration, if any. All of such licenses, permits or registrations are in full force and effect, no violations have occurred or been asserted with respect thereto, and no material change in the facts or circumstances reported or assumed in any documents submitted by VFICO in connection with any such license, permit or registration has occurred which would require an amendment of such document, license, permit or registration.

           (c) VFICO is not, and has never been, registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is not, and has never been, registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act").

           (d) VFICO is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), which is required to be registered under the 1940 Act in order to engage in the transactions described in Section 7 of the 1940 Act. VFICO does not act as an investment advisor or subadvisor to any "investment company," as defined in the 1940 Act, which is registered under the 1940 Act.

           (e) Schedule 3.01(e) contains a complete list of all of the directors and officers of VFICO as of the date hereof.

           (f) There is no pending or, to the knowledge of VFICO, any threatened claim or litigation against VFICO (nor to the knowledge of VFICO does there exist any basis therefor) contesting the validity of or right to use the "Valley Forge Investment Company, Inc." name as currently used by VFICO as its corporate name in connection with its business activities, nor has VFICO received any notice that its use of its respective name conflicts, with the asserted rights of others.

           (g) VFAM is the only entity in which VFICO holds an equity interest. Except for VFAM, VFICO does not own any capital stock or other equity interest of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not contemplating acquiring any such interest. VFICO owns beneficially and of record the shares of stock or other interests of VFAM as set forth on Schedule 3.01(g), free and clear of any mortgage, claim, lien, pledge, option, security interest or other similar interest, encumbrance, easement, judgment or imperfection of title of any nature whatsoever (each an "Encumbrance"), and, except as set forth in Schedule 3.01(g), none of the shares or interests is subject to any covenant or other contractual restriction preventing or limiting the right to transfer such shares. Except as set forth on Schedule 3.01(g), there are not any agreements or understandings to which VFICO or VFAM is a party which respect to the voting of shares of capital stock of VFAM; and VFAM has no outstanding options, calls, rights of conversion or other commitments to purchase or sell any authorized or issued shares of capital stock. There are no contracts, commitments, agreements, understandings or restrictions that require VFICO to sell or deliver any shares of the capital stock of VFAM.

    SECTION 3.02  Capitalization.  The VFICO Common Stock, which constitutes
                   --------------
all of the authorized capital stock of VFICO, consists of 500,000 shares of common stock, $1.00 par value per share, of which 497,800 shares are issued and outstanding and 2,200 shares are held in treasury. All outstanding shares of VFICO Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights. There are no existing options, warrants, calls, subscriptions or other rights (including rights of conversion) or other agreements or commitments of any character (including voting agreements) relating to the issued or unissued capital stock of VFICO, and, as of the date hereof, there are no outstanding contractual obligations of VFICO to repurchase,
redeem or otherwise acquire any shares of its capital stock.   All securities
issued by VFICO, including all shares of VFICO Common Stock, have been issued in compliance with all applicable federal and state securities laws, including applicable provisions of the Securities Act of 1933 (the "1933 Act").

     SECTION 3.03  Authority.  The execution, delivery and performance of this
                   ---------
Agreement and the consummation of the Merger and the other transactions contemplated herein have been duly authorized by all necessary corporate action on the part of VFICO and no other corporate proceedings on the part of VFICO (other than the approval of the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of VFICO Common Stock in accordance with the BCL) are necessary to authorize this Agreement or to consummate the transactions so contemplated.

     SECTION 3.04  Consents and Approvals; No Violations.  This Agreement
                   -------------------------------------
constitutes or when executed and delivered will constitute, a valid and binding agreement of VFICO enforceable in accordance with its terms, and, except as such enforceability may be limited by bankruptcy or other similar laws affecting creditors' rights and remedies generally, and except as set forth on Schedule 3.04, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (i) conflict or result in a breach of any provision of the Articles of Incorporation or Bylaws of VFICO, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any of the VFICO Agreements (as defined in Section 3.10(b)), note, bond, mortgage, indenture, lease or license to which VFICO is a party or by which any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to VFICO or any of its properties or assets. No permit, authorization, consent or approval of, any court or other adjudicatory body, administrative agency or commission or other governmental or regulatory authority or agency is required in connection with the execution, delivery or performance by VFICO of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 3.05  Financial Statements and Internal Control Structure.
                   ---------------------------------------------------

           (a) VFICO has delivered to SBI the audited financial statements, including the notes thereto, of VFICO for the years ended December 31, 1998 and 1997 accompanied by the report of Maillie Falconiero & Company, LLP with respect thereto (collectively, the "VFICO Financial Statements"), except as set forth on
Schedule 3.05(a), to the knowledge of VFICO, the VFICO Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP"). The audited balance sheet of VFICO at December 31, 1998 is referred to herein as the "VFICO Balance Sheet" and the date of such VFICO Balance Sheet is referred to herein as the "VFICO Balance Sheet Date." The VFICO Financial Statements and the notes thereto, if any, were prepared in accordance with the books and records of VFICO and fairly present the assets, liabilities and financial condition of VFICO as at the respective dates thereof, and the corresponding results of operations, retained earnings and cash flows for the periods therein referred to and except as set forth on Schedule 3.05(a), to the knowledge of VFICO, were prepared in accordance with GAAP consistently applied throughout the periods involved. In addition, VFICO has delivered unaudited financial statements for the nine months ended September 30, 1999, which are contained in the VFICO Financial Statements were prepared on a basis consistent with the audited financial statements of VFICO contained in the VFICO Financial Statements, subject to normal, recurring year-end adjustments.

           (b) VFICO has not received any management letters from its outside auditors relating to the VFICO Financial Statements.

     SECTION 3.06  Title to Assets, Properties, Interests in Properties, Rights
                   ------------------------------------------------------------
and Related Matters.
-------------------

           (a) VFICO has good title to all of its properties, interest in properties, and assets, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, right of first refusal or similar claims or encumbrances or charges of any kind other than any such claim or encumbrance as disclosed in the notes to the VFICO Balance Sheet
(i) the lien of current taxes not yet due and payable; (ii) properties, interests and assets that are leased or have been disposed of by VFICO since the VFICO Balance Sheet Date, in the ordinary course of business consistent with past practice; and (iii) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto.

              (b) The assets and properties of VFICO constitute the rights, properties and assets (tangible or intangible) necessary for the conduct of its respective business as currently conducted.

              (c)  VFICO owns no real property.

     SECTION 3.07  Absence of Certain Changes.  Since the VFICO Balance Sheet
                   --------------------------
Date VFICO has not experienced, nor to the knowledge of VFICO has there been threatened, any material adverse change in its condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), business, or operations.

     SECTION 3.08  Absence of Undisclosed Liabilities.  Except to the extent set
                   ----------------------------------
forth in the VFICO Balance Sheet VFICO has no material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on its respective balance sheet (including the notes thereto), and it does not have any material claims, debts, liabilities or obligations or any alleged material claims, debts, liabilities or obligations to any party, including but not limited to claims made by governmental authorities for taxes or otherwise, except for (x) liabilities expressly disclosed in this Agreement and in the Exhibits or Schedules and (y) liabilities incurred between the date of this Agreement and the Closing Date, the occurrence of which is not in violation of the provisions of this Agreement.

     SECTION 3.09  Legal Proceedings.  There are no claims, actions, suits,
                   -----------------
orders, proceedings or investigations pending or to the knowledge of VFICO threatened by or against VFICO, at law or in equity or before or by any federal, state or municipal or other governmental department, commission, board, agency, instrumentality or authority. There is no valid basis known to VFICO for any such claims, actions, suits, orders, proceedings or investigations, which if adversely determined could have a material adverse effect on VFICO or the ability of VFICO to consummate the transactions contemplated hereby. There are no judgments, decrees, injunctions or orders of any court or governmental department or agency outstanding against VFICO.

     SECTION 3.10  Contracts, Leases, Agreements and Other Commitments.
                   ---------------------------------------------------

              (a) VFICO is not a party to any written or oral investment advisor, administrator, distributor, custodian or agency agreement, contract or understanding or any other agreement, contract or understanding under which VFICO is required to provide investment advice or services.

              (b) Schedule 3.10(b) contains an accurate list of all commitments, contracts, leases and agreements to which VFICO is a party or by which it is bound which involves a commitment or obligation in excess of $10,000 in the aggregate for each such commitment contract, lease or agreement or is otherwise material to the business of VFICO (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements) (the "VFICO Agreements"). VFICO has delivered true, correct and complete copies of such agreements to SBI. Except as set forth in Schedule 3.10(b) attached hereto, as of the date of this Agreement, VFICO is not a party to, or bound by, any oral or written:

               (i) consulting agreement not terminable on thirty (30) days' or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement;

               (ii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

               (iii) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $50,000;

               (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (v) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

               (vi) its agreement, contract or understanding, other than this Agreement, regarding the capital stock or committing to dispose of substantially all of its assets;

               (vii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization;

               (viii) any employment contracts or any other contracts, agreements or commitments to or with individual employees or agents of VFICO which involves a commitment or obligation in excess of $50,000 in the aggregate for each such contract, agreement or commitment and any contracts, agreements or commitments with consultants or other independent contractors;

               (ix)   any power of attorney given by VFICO;

               (x) any contracts or commitments providing for payments based in any manner on the revenues or profits of VFICO;

               (xi) any contract under which VFICO has agreed (i) to maintain the confidentiality of third party information, (ii) not to compete or solicit for hire employees of a third party or (iii) to otherwise limit or restrict its operations;

               (xii) any instruments relating to indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or

               (xiii) any other contract or commitment, whether in the ordinary course of business or not, which involves future payments, performance of services or delivery of goods or materials, to or by VFICO of any amount or value in excess of $50,000 in the aggregate for each such contract or commitment.

         (c) The VFICO Agreements constitute valid and legally binding obligations of VFICO and are enforceable in accordance with their terms, assuming due authorization, execution and delivery by parties other than VFICO and except (i) as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditors rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         (d) Each VFICO Agreement constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof.

         (e) All obligations required to be performed under the terms of the VFICO Agreements have been performed by VFICO, and to VFICO's knowledge by the other parties thereto, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by VFICO under the VFICO Agreements.

         (f) Except as expressly set forth on Schedule 3.10(f), none of the VFICO Agreements requires the consent of the other parties thereto in order for it to be in full force and effect with respect to the Surviving Corporation or Acquisition Corporation after the Merger or would give rise to the other party's right to terminate any VFICO Agreement; and VFICO will use its best efforts to obtain any required consents prior to the Closing. Except as expressly set forth on Schedule 3.10(f), VFICO has no plans, programs, commitments or arrangements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of VFICO or the consummation of the Merger.

     SECTION 3.11  Insurance.  Schedule 3.11 is a summary of all insurance
                   ---------
policies maintained by VFICO (specifying, among other things, the insurer, type of insurance, amount of coverage and policy number). Such policies are in full force and effect and all premiums with respect to such policies are currently paid. VFICO has not been denied or had revoked or rescinded any policy of insurance or received any notice of intent to cancel or not renew during the past three years.

  SECTION 3.12  Benefit Plans.  Schedule 3.12 contains a complete list of all
                -------------
pension, retirement, stock option, stock purchase, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other employee incentive and welfare contracts and plans, and all trust agreements related thereto, that VFICO maintains or to which it contributes for any of its present or former directors, officers, or other employees (hereinafter referred to collectively as the "Employee Plans").

         (a) To the knowledge of VFICO, all of the Employee Plans comply in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code (as defined in Section 3.16 hereto) and other applicable laws; VFICO has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any penalties, taxes or other events under Section 502(i) of ERISA or Section 4975 of the Code.

         (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by VFICO to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it or any entity which is considered one employer with VFICO under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

         (c) No Pension Plan or single-employer plan of an ERISA Affiliate had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last date of the end of the most recent plan year ending prior to the date hereof; all contributions to any Pension Plan or single-employer plan of an ERISA Affiliate that were required by Section 302 of ERISA and were due prior to the date hereof have been made on or before the respective dates on which such contributions were due; the fair market value of the assets of each Pension Plan or single-employer plan of an ERISA Affiliate exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(6) of ERISA) under such Pension Plan or single-employer plan of an ERISA Affiliate as of the end of the most recent plan year with respect to the respective Pension Plan or single-employer plan of an ERISA Affiliate ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or single-employer plan of an ERISA Affiliate as of the date hereof, and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Pension Plan or single-employer plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

         (d) VFICO has not provided, nor been required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Code.

         (e) Neither VFICO nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

         (f) Each Employee Plan of VFICO which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the IRS covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; VFICO is not aware of any circumstances likely to result in revocation of any such favorable determination letter; each such Employee Plan has been amended to reflect the requirements of subsequent legislation applicable to such plans; and each Qualified Plan has complied at all relevant times in all material respects with all applicable requirements of Section 401 (a) of the Code.

         (g) Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has at all relevant times satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder.

         (h) Neither VFICO, nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that has caused it to incur, or created a material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B, 4980D or 4980E of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements.

         (i) There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan other than routine claims for benefits.

         (j) Except as disclosed in Schedule 3.12(j), there has been no announcement or legally binding commitment by VFICO to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan, and VFICO does not have any obligations for retiree health and life benefits under any Employee Plan that cannot be terminated without incurring any liability thereunder except as required to be maintained by COBRA.

         (k) Except as disclosed in Schedule 3.12(k), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by VFICO, to any person which is an "excess parachute payment" (as defined in Section 28OG of the Code) under any Employee Plan or under any agreement executed in connection with this Agreement, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit.

         (l) Except as disclosed in Schedule 3.12(l), all required annual reports have been filed timely with respect to each Employee Plan, and VFICO has made available to SBI a true and correct copy of (A) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1987, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, and (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

     SECTION 3.13  Collective Bargaining Agreements and Employment Agreements.
                   ----------------------------------------------------------

           (a) VFICO has not entered into any collective bargaining agreements; (ii) there is no labor strike, slowdown or work stoppage or lockout actually pending or to the knowledge of VFICO threatened against or affecting VFICO, and during the past five years there has not been any such action; (iii) no union organizational campaign is in progress with respect to the employees of VFICO; (iv) there is no unfair labor practice charge or complaint pending or to the knowledge of VFICO threatened before the National Labor Relations Board; and
(v) no charges with respect to or relating to VFICO is pending before the Equal Employment Opportunity Commission. VFICO does not have any plans, programs, commitments or arrangements to which either such entity is a party, or to which either such entity may be subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of VFICO.

           (b)     Set forth on Schedule 3.13 are:

                   i. any employment agreement VFICO has with any of its employees; and

                   ii. any consulting, retainer or service agreement or arrangement VFICO has with any individual or entity.

    SECTION 3.14   Compliance with Applicable Law.  VFICO has in the past
                   ------------------------------
complied and is presently complying, in respect of the assets and operation of its respective business in all material respects, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or otherwise), including but not limited to the 1934 Act, the 1933 Act, the Advisers' Act and the 1940 Act and, in each case, the rules promulgated thereunder, and VFICO has not received notification of any asserted present or past failure to so comply. VFICO has delivered to SBI all inspection reports or similar documents received during the past three years from the SEC or state regulatory authorities, and their responses thereto.

     SECTION 3.15  Actions since the Balance Sheet Date.  Except as set forth on
                   ------------------------------------
Schedule 3.15 VFICO has not, since the VFICO Balance Sheet Date and to date hereof:

           (a)     taken any action outside of the ordinary course of business;

           (b) borrowed any money or become contingently liable for any obligation or liability of others outside of the ordinary course of business;

           (c) not paid all of its debts and obligations as they became due or otherwise in the ordinary course of business;

           (d) incurred any material debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business;

           (e)     knowingly waived any right of substantial value;

           (f) failed to use its reasonable best efforts to preserve its business organization intact, kept available the services of its employees, and preserved relationships with customers, suppliers and others with whom it deals; and

           (g) purchased or redeemed any shares of its capital stock, or transferred, distributed or paid, directly or indirectly, any money or other property or assets to its shareholders;

           (h) made a change in the number of shares of capital stock of VFICO issued and outstanding;

           (i) declared, set aside, paid or distributed any dividend or other distribution with respect to its capital stock, or with respect to any split, combination or reclassification of its capital stock;

           (j) increased the compensation or severance pay payable or to become payable by VFICO to any employee or with respect to any employee welfare, pension, retirement, profit-sharing or similar payment plan or arrangement applicable to any present or former employee;

           (k) incurred any capital expenditure or authorization for a capital expenditure, acquisition of assets or execution of any lease, or incurred liability therefor, requiring any payment or payments in excess of $10,000 in the aggregate with respect to each individual transaction;

           (l) borrowed or lent money, issued debt securities or pledges a credit of VFICO or guaranteed any indebtedness of others by VFICO;

           (m) lost the services of any employee that is, either individually or in the aggregate, material to the conduct of the business of VFICO; incurred the loss or termination of relationship with any supplier, client or customer; or

           (n) entered into any agreement, arrangement or understanding to do any of the foregoing.

     SECTION 3.16  Tax Matters.
                   ------------

           (a) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

           (b) VFICO has duly filed all Tax Returns required to be filed as of the date hereof (and will file all Tax Returns required to be filed on or before the Closing Date). All such

Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) true, correct and complete in all material respects and were (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) filed on a timely basis. All taxes shown on such Tax Returns or otherwise due or payable with respect to the income of VFICO (whether or not shown on any Tax Return) have been timely paid except as expressly reserved on the VFICO Balance Sheet. Except as disclosed in Schedule 3.16(b), VFICO has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. True and complete copies of the federal, state and local income Tax Returns of VFICO for the last three years have been provided to SBI prior to the date hereof. The reserves for Taxes reflected in the financial statements of VFICO are sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the date of such financial statements and for all years and periods ended prior thereto, and the reserve for Taxes reflected in the balance sheet is sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the Closing Date and for all years and periods ended prior thereto. Since December 31, 1998, VFICO has not incurred any liability for Taxes other than in the ordinary course of business, which Taxes would result in a material decrease in the net worth of VFICO. No waiver or extension of any statute of limitations relating to Taxes has been given to, or requested by, the Internal Revenue Service (the "IRS"), or any state or local taxing authority. No claim is currently being made by any authority in a jurisdiction where neither VFICO nor any Subsidiary files Tax Returns that they are or may be subject to Taxes in that jurisdiction.

           (c) Except as set forth on Schedule 3.16(c), VFICO has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. VFICO has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

           (d) Neither the federal income Tax Returns nor the state or local income Tax Returns of VFICO have been examined by the IRS or relevant state taxing authorities, except as set forth on Schedule 3.16(d). All deficiencies asserted as a result of the examinations referred to on Schedule 3.16(d) have been paid, and no issue has been raised by any federal, state, local or foreign income tax authority in any such examination which, by application of the same or similar principles to similar transactions, could reasonably be expected to result in a proposed deficiency for any subsequent period. Further, to the best of VFICO's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any material liability for Taxes with respect to the periods which have not been audited by the IRS or other taxing authority. Except as described on Schedule 3.16(d), there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has VFICO received a revenue agent's report asserting a tax deficiency. To the best of VFICO's knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of VFICO and there is no basis for any such claim.

           (e) Since 1993, VFICO has not been a member of any affiliated group of corporations that filed a consolidated income tax return.

           (f) Since its date of incorporation, VFICO has not (A) filed any consent or agreement under Section 341(f) of the Code, (B) applied for any tax ruling, (C) entered into a closing agreement with any taxing authority, (D) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (E) made any payments, or been a party to an agreement (including this Agreement), or any transactions related thereto that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (F) been a party to any tax allocation or tax sharing agreement.

   SECTION 3.17  Environmental Matters.
                 ---------------------

         (a)     Except as disclosed in Schedule 3.17(a):

                 (i) VFICO has been and is in full compliance with all Environmental Laws (as defined below) applicable to the operations of, and the property owned, operated, occupied or otherwise used by, VFICO. To the best knowledge of VFICO, there are no circumstances that may prevent or interfere with such full compliance in the future.

                 (ii) VFICO has obtained all Permits (as defined below) necessary for the operation of their businesses and the ownership, operation, occupation or other use of their properties, all such Permits are in good standing and VFICO are in compliance with all terms and conditions of such Permits. There has been no material change in the facts or circumstances reported or assumed in the applications for or the granting of such Permits.

                 (iii) There is no lawsuit, claim, action, cause of action, judicial or administrative proceeding, investigation, summons, or written notice by any person pending, or to VFICO's knowledge, threatened, against VFICO alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of or resulting from (i) the violation of any Environmental Law or (ii) the presence or Release of any Hazardous Substance (as defined below) at any location, whether or not owned, operated, occupied or otherwise used by VFICO.

                 (iv) VFICO is not subject to any writ, injunction, order, decree or settlement addressing (i) any alleged violation of any Environmental Law or (ii) the alleged presence, or Release into the environment of any Hazardous Substance at any location, whether or not owned, operated, occupied or otherwise used by VFICO.

                 (v) No Environmental Lien (as defined below) has attached to any of the property owned, operated, occupied or otherwise used by VFICO.

                 (vi) There has been no Release of any Hazardous Substance at, to or from any of the properties owned, operated, occupied or otherwise used by VFICO.

                 (vii) VFICO has not transported or arranged for the transport of any Hazardous Substance to any facility or site for the purpose of treatment, storage, disposal or recycling which (i) is included on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the

Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
(S)(S) 9601 et. seq. ("CERCLA"), or any similar state list which is required by
                       ------
any state Environmental Law to be kept, or (ii) is presently subject to a governmental enforcement action under CERCLA or the Solid Waste Disposal Act, 42 U.S.C. (S)(S) 6901 et. seq., or any similar state Environmental Law.

          (viii) All of the third parties with which VFICO presently have arrangements, engagements or contracts to accept, treat, transport, store, dispose, remove or recycle any Hazardous Substances generated or present at any of the properties owned, operated, occupied or otherwise used by VFICO are properly permitted under Environmental Laws to perform the foregoing activities or conduct.

          (ix) VFICO does not have any liability for the violation of any Environmental Law or the Release of any Hazardous Substance in connection with any business or property previously owned, operated, occupied or otherwise used by VFICO or any of the predecessors of VFICO.

          (x) There are no past or present actions, activities, circumstances, conditions, event or incidents, including, without limitation, the generation, handling, transportation, treatment, storage, Release, presence, disposal or arranging for disposal of any Hazardous Substance, that could form the basis of any claim against VFICO under any Environmental Law.

         (xi)     Without in any way limiting the generality of the foregoing,
(i) all underground storage tanks, and the capacity and contents of such tanks, located on the real property owned or operated by VFICO are identified in
Schedule 3.17(a), (ii) except as identified in Schedule 3.17(a), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or operated by VFICO, and (iii) no polychlorinated biphenyls (PCBS) are used or stored at any part of the property owned or operated by VFICO.

          (xii)   The following terms shall have the following meanings:

                    A. "Environmental Laws" means all federal, state, local and foreign laws, statutes, codes, ordinances, rules, regulations, orders, directives, binding policies, common law, or Permits as amended and in effect on the date hereof and on the Closing Date relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, order, directive, binding policy, common law or Permit relating to the generation, use, handling, treatment removal, storage, production, manufacture, transportation, remediation, disposal, arranging for disposal, or Release of Hazardous Substances.

                    B. "Environmental Lien" means a lien in favor of any conventional authority for any (a) liability under any Environmental Law or (b) damages arising from, or costs incurred by, such governmental authority in response to a release or threatened release of a Hazardous Substance into the environment.

                    C. "Hazardous Substances" means any toxic or hazardous substances (including, without limitation, wastes), pollutants, explosives, radioactive materials or substances (including, without limitation, wastes), including, without limitation, asbestos, PCBs, petroleum products and byproducts, and substances (including, without limitation, wastes) defined in or regulated under Environmental Law.

                    D. "Permit" means any permit, license, consent or other approval or authorization required under any Environmental Law.

                    E. "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance through or in the air, soil, surface water, or groundwater.

     SECTION 3.18   Books and Records.  The books and records of VFICO have
                    -----------------
been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     SECTION 3.19   Intellectual Property.  VFICO, directly or indirectly,
                    ---------------------
possess or has adequate rights to all licenses, permits and all other franchises, trademarks, trade names, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems necessary to operate its business and required by applicable law (the "Intellectual Property"). Except as set forth on
Schedule 3.19, all right, title and interest in and to each item of Intellectual Property is owned by VFICO, is not subject to any license, royalty arrangement or pending or threatened claim or dispute and is valid and in full force and effect To VFICO's knowledge, none of the Intellectual Property owned or used by VFICO, infringes any Intellectual Property right of any other entity and no Intellectual Property owned by VFICO is infringed upon by any other entity.

     SECTION 3.20   Condition of Tangible Assets.  Except as set forth in
                    ----------------------------
Schedule 3.20, in all material respects: (i) all buildings, structures and improvements on the real property leased by VFICO are in good condition, ordinary wear and tear excepted, and are free from structural defects, and (ii) the equipment, including heating, air conditioning and ventilation equipment owned by VFICO, is in good operating condition, ordinary wear and tear excepted. The operation and use of the property in the business conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

     SECTION 3.21   Year 2000 Compliance.  Except as provided in Schedule 3.21
                    --------------------
hereof, VFICO has undertaken an assessment of its software and hardware in order to reveal those portions thereof which will require modification or replacement to utilize properly dates beyond December 31, 1999, has contracted with appropriate third parties to modify or replace such existing software and hardware so that such software and hardware will not be affected by the change in the Year 2000. VFICO has contacted its critical vendors and borrowers in order to assess their efforts to mitigate any adverse effects to their computer programs and systems beyond December 31, 1999.

     SECTION 3.22   Conflict of Interest. No present or former officer or
                    --------------------
director managerial employee, of VFICO and no shareholder of VFICO has (i) any interest in the property, tangible or intangible, including, without limitation, licenses, inventions, processes, know how or formula of a proprietary nature used in or pertaining to the business of VFICO, (ii) any contract, commitment, claim, arrangement or understanding, including, without limitation, any loan arrangement, with VFICO. Except as set forth on Schedule 3.22, to the knowledge of

VFICO, no present officer, director or managerial employee of VFICO and no shareholder of VFICO, has any ownership or stock interest in any other enterprise, firm, corporation, trust or any other entity which is engaged in any contractual arrangement or understanding with VFICO or is engaged in any line or lines of business which are the same as, or similar to, or competitive with, the line or lines of business or VFICO. For the purpose of this representation, ownership of not more than 3% of the voting stock of any publicly-held company whose stock is listed on a recognized securities exchange or traded over-the-counter shall be disregarded.

     SECTION 3.23   Vote Required.  The affirmative vote of the holders of a
                    -------------
majority of the outstanding shares of VFICO Common Stock is necessary in order to approve this Agreement, the Merger and the other transactions contemplated herein.

     SECTION 3.24   Disclosure.  No representation or warranty by VFICO
                    ----------
contained in this Agreement, and no statement contained in any Exhibit or Schedule hereto or any lists, certificates or writing delivered in connection herewith or pursuant hereto to the knowledge of VFICO, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in such document.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SBI
                          AND ACQUISITION CORPORATION


     As a material inducement to VFICO to enter into this Agreement and consummate the Merger and the other transactions contemplated herein, SBI and Acquisition Corporation, jointly and severally, represent and warrant to VFICO that, except as specifically disclosed to VFICO in writing in the disclosure schedules being delivered to VFICO (the "SBI Schedules") which shall identify the specific sections or subsections in this Agreement to which each such disclosure relates:

     SECTION 4.01   Organization.  Each of SBI and Acquisition Corporation is a
                    ------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and the other documents and instruments to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby and thereby.

     SECTION 4.02   Authority.  The execution and delivery of this Agreement and
                    ---------
the other documents and instruments to be executed and delivered by SBI and Acquisition Corporation pursuant hereto and the consummation by SBI and Acquisition Corporation of the transactions contemplated hereby have been duly authorized by the Board of Directors of SBI and Acquisition Corporation, respectively. No other corporate act or proceeding on the part of SBI or Acquisition Corporation or their respective shareholders (other than the approval of the merger by SBI as the sole shareholder of Acquisition Corporation) is necessary to authorize this Agreement, the Merger or the other documents and instruments to be executed and delivered by SBI or Acquisition Corporation.

     SECTION 4.03   Consents and Approvals; No Violation.  This Agreement
                    ------------------------------------
constitutes a valid and binding agreements of each of SBI and Acquisition Corporation, enforceable in accordance with its respective terms, and except as such enforceability may be limited by bankruptcy or other similar laws affecting creditors' rights and remedies generally, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby (i) conflict or result in a breach of any provision of the Articles of Incorporation or Bylaws of SBI or Acquisition Corporation, (ii) result in a violation or breach of, or constitute with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SBI or Acquisition Corporation is a party or by which any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SBI or Acquisition Corporation or any of their respective properties or assets. Except as set forth in Schedule 4.03, no permit, authorization, consent or approval of, any court or other adjudicatory body, administrative agency or commission or other governmental or regulatory authority or agency is required in connection with the execution, delivery or performance by SBI or Acquisition Corporation of this Agreement, the Merger or the consummation of the transactions contemplated hereby.

     SECTION 4.04   SEC Reports and Financial Statements.  SBI has delivered to
                    ------------------------------------
VFICO complete (except in certain cases for listed exhibits which are available upon request) and correct copies of SBI's (a) Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 1998; (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June and September 30, 1999, in each case as filed by SBI with the SEC pursuant to the 1934 Act (such reports and other filings collectively referred to herein as the "1934 Act Filings"). As of their respective dates, the 1934 Act Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, since the date of the last 1934 Act Filing, SBI has not experienced nor to the knowledge of SBI has there been threatened or anticipated any material adverse change in the condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), business, or operations of SBI taken as a whole.

     SECTION 4.05   Disclosure.  No representation or warranty by SBI or
                    ----------
Acquisition Corporation contained in this Agreement, and no statement contained in any Exhibit or SBI Schedule hereto or any lists, certificate or writing delivered in connection herewith or pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document.

     SECTION 4.06   Vote Required.  SBI, as the sole shareholder of Acquisition
                    -------------
Corporation, has executed or will execute prior to the Closing Date, an Action by Written Consent approving this Agreement, the Merger and the transactions contemplated hereby and thereby.

     SECTION 4.07   Disciplinary History.  Except as set fort on Schedule 4.07,
                    --------------------
there is no information concerning SBI or Buyer, or any person or entity that, upon the consummation of the transactions contemplated by this Agreement and the VFAM Agreement, will be a control affiliate (as such term is defined in Instruction 4(3) to Form BD, Uniform Application for Broker-Dealer Registration ("Form BD") or an advisory affiliate (as such term is defined in Item

11 of Form ADV, Uniform Application for Investment Adviser Registration (Form ADV")) of VFICO (other than persons and entities that are presently control affiliates or advisory affiliates of VFAM), that will be required to be disclosed in response to Item 11 or Schedule DRP of VFAM's Form BD or in response to Item 11 or Schedule E of VFAM's Form ADV.

                                   ARTICLE V

                     CERTAIN COVENANTS PENDING THE CLOSING

     SECTION 5.01   Access and Information.  Between the date hereof and the
                    ----------------------
Closing Date, VFICO will give SBI and Acquisition Corporation and their authorized representatives full and free access during normal business hours, in such manner as not to unduly disrupt normal business activities, to any and all premises, properties, contracts, commitments, books and records, and VFICO will cause its officers to furnish any and all financial, technical and operating data and other information as SBI and Acquisition Corporation and their authorized representatives from time to time reasonably may request.

     SECTION 5.02   Conduct of the Business of VFICO pending the Closing Date.
                    ---------------------------------------------------------
Except as set forth on Schedule 5.02, between the date hereof and the Closing Date, unless SBI otherwise consents in writing or unless otherwise required by the VFAM Agreement (as defined in Section 6.01(b) hereof), VFICO shall:

          (a) Not take any action which would render untrue any of the representations or warranties of VFICO herein contained; not omit to take any action, the omission of which would render untrue any such representation or warranty; provided, however, it shall not be obligated to take any action not in the ordinary course of business that would result in the expenditure of funds by it exceeding $5,000 in the aggregate; and not take any action or commit any omission that would have as a result any of the conditions set forth in Article VI not being satisfied.

          (b) Conduct its business in a good and diligent manner in the ordinary and usual course.

          (c) Use its best efforts to preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with customers, vendors, suppliers and others with whom it deals.

          (d) Not reveal, orally or in writing, to any party, other than consultants and vendors of services with a need to know and other than SBI and Acquisition Corporation and their authorized agents, any of the confidential business procedures and practices followed by it in the conduct of its business.

          (e) Not enter into any contract, agreement, commitment or arrangement with any party, other than contracts in the ordinary and usual course of business.

          (f) Not redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any stock or any stock option, warrant, preference, call or right relating thereto.

          (g) Use its best efforts to maintain in full force and effect all of the insurance policies presently maintained by it, make no change in any insurance coverage and notify SBI at least ten days prior to any pending cancellation or lapse of any insurance policy.

          (h) Keep the premises occupied and owned or leased by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance.

          (i) Continue to maintain all of its usual business books and records in accordance with its past practices.

          (j) Not amend or propose to amend its Articles of Incorporation or Bylaws.

          (k) Not waive any material right or cancel any material claim without the receipt of adequate consideration.

          (l) Maintain its respective corporate existence and not merge or consolidate it with any other entity.

          (m) Comply with all material provisions of any of the VFICO Agreements and all applicable laws, rules and regulations.

          (n) Not make any capital expenditure other than in the ordinary course of its business and in an amount not exceeding $10,000 in the aggregate.

          (o) Not place any additional encumbrances on any of its inventory or assets not in the ordinary course of business, except that existing encumbrances may attach to its inventory or assets acquired after the date hereof.

          (p) Not pay any severance, deferred compensation or other payments to any shareholder, whether or not accrued.

          (q) Not declare or make any dividend or other payment on or with respect to its capital stock, and not declare or pay any bonuses or non-periodic compensation to any of its shareholders or employees

          (r)  Not engage in any transaction of the type listed in Section 3.15.

     SECTION 5.03  Notices.  VFICO shall give prompt notice to SBI of (i) any
                   -------
notice of, or other communication relating to, a default which would have a material adverse effect on VFICO or event which, with notice or lapse of time or both, would become a default which would have a material adverse effect on VFICO, received by it subsequent to the date of this Agreement and prior to the Closing, under its Articles of Incorporation or Bylaws or any of the VFICO Agreements and (x) by which it is bound or (y) to which it is subject, (ii) any claim, action, suit, proceeding or investigation by any governmental department, taxing authority commission, board, agency, instrumentality or authority involving or relating to its assets, properties or business or the VFICO Agreements (or any communication indicating that the same may he contemplated),
(iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iv) any matter which would cause any material change with respect to any representations made hereunder.

     SECTION 5.04   Advice of Changes.  Each of SBI, Acquisition Corporation and
                    -----------------
VFICO shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party.

     SECTION 5.05   Legal Conditions to Stock Purchase. Each of SBI, Acquisition
                    ----------------------------------
Corporation and VFICO will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the transactions contemplated hereby (which actions shall include, without limitation, approvals or filings with any governmental entity) and will promptly cooperate with and furnish information to each other with any such requirements imposed upon any of them in connection with the same. Each of SBI, Acquisition Corporation and VFICO will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party, required to be obtained by SBI, Acquisition Corporation or VFICO in connection with the taking of any action contemplated by this Agreement. Each of SBI, Acquisition Agreement and VFICO will use its best efforts to effectuate the transactions and agreements contemplated by this Agreement, and, in furtherance thereof, shall make and execute, under the corporate seal of SBI, Acquisition Corporation or VFICO, if required, whatever certificates and documents are required by the appropriate federal and state regulatory authorities to effect the transactions contemplated hereby, and to cause the same to be filed, in the manner provided by law, and to do all things whatsoever, whether within or without the Commonwealth of Pennsylvania, which would be necessary and proper to effect the transactions and agreements contemplated herein.

     SECTION 5.06   Best Efforts.  Subject to the terms and conditions of this
                    ------------
Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 5.07   VFICO Shareholder Approval. VFICO shall use its best efforts
                    --------------------------
to cause to be prepared, as promptly as possible following the date of this Agreement, proxy materials for the Special Meeting of its shareholders, and to use its best efforts to cause such proxy solicitation to be undertaken as soon as practicable, in accordance with the BCL and VFICO's Articles of Incorporation and Bylaws. VFICO shall bear the full cost of such solicitation, meeting and approval. SBI and its counsel shall have the opportunity to review all Special Meeting materials prior to their delivery to the VFICO shareholders, and all such materials shall be in form and substance reasonably satisfactory to SBI and its counsel. The Board of Directors of VFICO shall recommend to its shareholders that they approve the Merger and the consummation of the transactions contemplated by this Agreement.

     SECTION 5.08   December 31, 1999 Financial Statements.  If the Closing has
                    --------------------------------------
not occurred by January 15, 2000, then VFICO shall deliver to SBI the unaudited financial statement of VFICO for the year ended December 31, 1999, prepared in accordance with GAAP (the "December 31, 1999 Financials").

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

     SECTION 6.01   Conditions to Each Party's Obligation To Effect the
                    ---------------------------------------------------
Transaction.  The respective obligation of each party to effect the Merger shall
-----------
be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)  No Injunctions or Restraints.  No temporary restraining order,
               ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (b)  Consummation of Closing under VFAM Agreement.  The Closing
               --------------------------------------------
contemplated in Section 1.04 of the VFAM Agreement shall have occurred prior to, or shall occur simultaneously with, Closing under this Agreement.

          (c)  Shareholder Approval.  This Agreement, the Merger and the
               --------------------
transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of VFICO Common Stock.

  SECTION 6.02 Conditions of Obligations of SBI and Acquisition Corporation.
               ------------------------------------------------------------
The obligations of SBI and Acquisition Corporation to effect the Merger are subject to the satisfaction of the following conditions unless waived by SBI and Acquisition Corporation:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of VFICO set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

          (b)  Performance of Obligations of VFICO. VFICO shall have performed
               -----------------------------------
in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)  Consents, Approvals, etc. Any and all material consents, waivers,
               ------------------------
permits and approvals from any governmental or regulatory body required by VFICO in connection with the execution, delivery and performance of this Agreement as listed in Schedule 3.04 shall have been duly obtained and shall be in full force and effect on the Closing Date. No litigation, governmental action or other proceedings involving or potentially involving a liability, obligation or loss on the part of VFICO, or which by reason of the nature of the relief sought might have a materially adverse effect on VFICO's business, shall be threatened or commenced against VFICO with respect to any matter and no litigation, governmental action or other proceedings shall be threatened or commenced against any person with respect to the consummation of the transactions provided for herein.

          (d)  Other Approvals.  Other than the filing provided for by Section
               ---------------
1.01, all authorizations, consents, orders or approvals, including, without limitation, all licenses or assignments of licenses, of, or declarations or filings with any governmental entity by VFICO the failure to obtain which would have a material adverse effect on SBI shall have been filed, occurred or been obtained.

          (e)  Closing Documents.  All documents required to be delivered by
               -----------------
VFICO at or prior to the Closing Date shall have been delivered.

          (f)  Lease Termination.  VFICO shall have terminated any written or
               -----------------
verbal lease arrangement that it may have with Warner Road Associates.

          (g)  Share Transfer Restrictions.  Any and all share transfer
               ---------------------------
restrictions on the VFICO Common Stock, including, without limitation, any restrictions imposed in VFICO's articles of incorporation, bylaws or any shareholder agreements, shall be terminated or waived.

          (h)  VFICO Dissenting Shareholders.  Holders of less than 5 percent of
               -----------------------------
the outstanding VFICO Common Stock shall have elected to exercise their dissenters' rights.

          (i)  Payment of VFICO's Expenses.  VFICO shall have paid all fees and
               ---------------------------
expenses of its advisors, accountants and counsel, whether incident to the negotiations, preparation, execution, delivery and performance of this Agreement or otherwise for the period through the Closing Date, such that no liability or obligation with respect to such fees and expenses shall be included on VFICO's closing balance sheet. VFICO's and VFICO's advisors and accountants shall have executed and delivered to VFICO, and SBI a release agreement in a form satisfactory to SBI reflecting that all such amounts have been paid and that as of the Closing Date they have no right to any further payment from VFICO, Acquisition Corporation or SBI for any fees or expenses.

          (j)  VFICO Closing Financial Certificate.  SBI shall have received a
               -----------------------------------
certificate, (the "VFICO Closing Financial Certificate") dated as of the Closing Date, signed on behalf of VFICO, certifying that:

               (i) the tangible net worth of VFICO as of the Closing Date is at least $2,000,000;

               (ii) VFICO has a cash balance of at least $1,500,000 plus current liabilities; and

               (iii) VFICO has no long term liabilities.

An example of the calculation of such certificate is set forth on Schedule 6.02(j).

          (k)  Pro Forma Balance Sheet and Income Statements.  In addition to
               ---------------------------------------------
the December 31, 1999 Financials, at least ten days prior to the Closing Date, VFICO shall deliver to SBI a pro forma balance sheet and income statement and supporting documents for the period from the most recent audited financial statements through the Closing Date, which shall confirm the accuracy of the VFICO Closing Financial Certificate.

     SECTION 6.03   Conditions of Obligations of VFICO.  The obligation of VFICO
                    ----------------------------------
to effect the transactions contemplated herein is subject to the satisfaction of the following conditions unless waived by VFICO:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of SBI and Acquisition Corporation set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

          (b)  Performance of Obligations of SBI and Acquisition Corporation.
               -------------------------------------------------------------
SBI and Acquisition Corporation shall have performed in all material respects all of their respective obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)  Consents, Approvals, etc.  Any and all material consents,
               ------------------------
waivers, permits and approvals from any governmental or regulatory body required by SBI or Acquisition Corporation in connection with the execution, delivery and performance of this Agreement as listed in Schedule 4.03, including, without limitation, the approval of the Board of Governors of the Federal Reserve System, shall have been duly obtained and shall be in full force and effect on the Closing Date except for such items which may lawfully be obtained after the Closing Date without a material adverse effect on VFICO. No litigation, governmental action or other proceedings involving a liability, obligation or loss on the part of SBI or Acquisition Corporation, or which by reason of the nature of the relief sought might have a materially adverse effect on SBI's business, shall be threatened or commenced against SBI or Acquisition Corporation with respect to any matter, and no litigation, governmental action or other proceedings shall be threatened or commenced against any person with respect to the consummation of the transactions provided for herein.

          (d)  Other Approvals.  Other than the filing provided for by Section
               ---------------
1.01, all authorizations, consents, orders or approvals shall have been filed, occurred or been obtained.

          (e)  Closing Documents.  All documents required to be delivered by SBI
               -----------------
or Acquisition Corporation at or prior to the Closing Date shall have been delivered.

                                  ARTICLE VII

                                  DELIVERIES

     SECTION 7.01   VFICO's Deliveries.  At the Closing, VFICO shall deliver or
                    ------------------
cause to be delivered to SBI, the following:

          (a) The legal opinion of David S. Foulke, Esq. in form reasonably acceptable to SBI and its counsel;

          (b)  The VFICO Closing Financial Certificate;

          (c) A "Good Standing Certificate" and/or a certificate of valid registration of VFICO issued by the Secretary of State of each State in which it is qualified or registered to do business, dated as of recent date;

          (d) A certified copy of the Articles of Incorporation and all amendments thereto of VFICO issued by the Secretary of State of the Commonwealth of Pennsylvania, dated as of a recent date;

          (e) An Officer's Certificate of VFICO certifying that, as of the Closing Date, (i) each of the representations and warranties of VFICO is true and correct in all material respects, (ii) VFICO has performed all of its obligations under this Agreement, and (iii) attached thereto is a true and correct copy of any and all approvals, consents, etc. required to be obtained by VFICO pursuant to Section 3.04 hereof, and that the same are in full force and effect on the Closing Date;

          (f) A Secretary's Certificate certifying (i) that the persons identified in such certificate are the officers of VFICO; (ii) that attached thereto is a true and complete copy of the Articles of Incorporation and the Bylaws of VFICO as in effect on the date thereof, (iii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of VFICO relating to the transactions contemplated by this Agreement, and (iv) the vote of the shareholders of VFICO at the Special Meeting (including, without limitation, the existence of a quorum, the number of votes cast for or against this Agreement, the Merger and the other transactions contemplated herein, and the number of shares that abstained from voting);

          (g) The stock books and records, corporate minute books (containing the originals of all minutes and resolutions ever adopted or consented to or agreed by the shareholders, directors or any committee of directors of VFICO and corporate seal of VFICO);

          (h) Releases executed by each of VFICO's advisors and accountants reflecting that all fees and expenses as provided in Section 6.02(i) have been paid and that as of the Closing Date they have no right to any further payment from VFICO, Acquisition Corporation or SBI for any fees or expenses relating to work performed on or prior to the Closing Date.

     SECTION 7.02   SBI's and Acquisition Corporation's Deliveries.  At the
                    ----------------------------------------------
Closing, SBI and Acquisition Corporation shall deliver or cause to be delivered to VFICO, the following:

          (a) Proof that Acquisition Corporation has obtained the $8.5 million necessary for the Cash Consideration;

          (b) The legal opinion of SBI's and Acquisition Corporation's legal counsel in form reasonably acceptable to VFICO and its counsel;

          (c) A "Good Standing Certificate" of each of SBI and Acquisition Corporation and a certified copy of the Articles of Incorporation and all amendments thereto issued by the Secretary of State of the Commonwealth of Pennsylvania, dated as of a recent date;

          (d) An Officer's Certificate of each of SBI and Acquisition Corporation certifying that, as of the Closing Date, (i) each of the representations and warranties of SBI and Acquisition Corporation is true and correct in all material respects, and (ii) each of SBI and Acquisition Corporation has performed all of its obligations under this Agreement, and (iii) attached thereto is a true and correct copy of any and all approvals, consents, etc. required to be obtained by SBI or Acquisition Corporation pursuant to
Section 4.03 hereof, and that the same are in full force and effect on the Closing Date; and;

          (e) A Secretary's Certificate of each of SBI and Acquisition Corporation, certifying that (i) attached thereto is a true and complete copy of the Articles of Incorporation and the Bylaws of SBI and Acquisition Corporation, as the case may be, in each case as in effect on the date thereof, and (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of SBI and Acquisition Corporation, as the case may be, relating to the transactions contemplated by this Agreement.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.01   Termination.  This Agreement may be terminated at any time
                    -----------
prior to the Effective Time, whether before or after approval of the matters presented in connection with the transactions contemplated herein:

          (a)  by mutual consent of VFICO, SBI and Acquisition Corporation;

          (b) (i) by SBI and Acquisition Corporation on the one hand or by VFICO on the other hand, respectively, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, within five business days following notice of such breach given to the breaching party by the other party or, in the case of a covenant or agreement, within five business days following receipt by the breaching party of notice of such breach, or (ii) by either SBI and Acquisition Corporation or VFICO if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger or the other transactions contemplated hereunder shall have become final and non-appealable; or

          (c) by SBI and Acquisition Corporation or VFICO if the transactions contemplated herein shall not have been consummated before March 31, 2000.

     SECTION 8.02   Effect of Termination. In the event of a termination of this
                    ---------------------
Agreement by either VFICO or SBI and Acquisition Corporation as provided in
Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of SBI, Acquisition Corporation or VFICO, or their respective officers or directors, except (y) with respect to the second and third sentences of Section 5.01, and Sections 9.01 and 9.02, and (z) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03   Amendment.  This Agreement may be amended by the parties
                    ---------
hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by VFICO's shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04   Extension; Waiver.  At any time prior to the Effective Time,
                    -----------------
the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01   Costs and Expenses.  All costs and expenses incurred in
                    ------------------
connection with this Agreement and the transactions contemplated hereby shall be paid by VFICO to the extent incurred by it and paid by SBI and Acquisition Corporation to the extent incurred by them.

     SECTION 9.02   Brokers or Finders.  Except with respect to any amounts that
                    ------------------
might be due to VFICO's advisors, including without limitation any amounts that may be due to James E. Bickley (any of which amounts shall be paid by VFICO), each of SBI, Acquisition Corporation and VFICO hereby represents and warrants that there is no corporation, firm or person entitled to receive from it any brokerage commission or finder's fee in connection with this Agreement or the transactions and agreements provided for herein, and each hereby indemnifies and agrees to save the other parties hereto harmless from and against any claim for brokerage commission or finder's fee based on any retention or alleged retention of a broker or finder by it.

     SECTION 9.03   Statements as Representations.  All statements contained
                    -----------------------------
herein or in any Schedule, Exhibit, certificate, list or other document delivered pursuant hereto or in connection with the transactions contemplated herein shall be deemed representations, warranties and covenants within the meaning of Articles III, IV and V hereof.

     SECTION 9.04   Notices.  All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if SBI or Acquisition Corporation, to:

               Susquehanna Bancshares, Inc.
               26 North Cedar Street
               Lititz, PA 17543
               Attention: Robert S. Bolinger, President and
                              Chief Executive Officer
               Telecopy No.: 717.626.1874

               with a copy to:

               Morgan, Lewis & Bockius LLP
               1701 Market Street
               Philadelphia, PA 19103-2921
               Attention: John F. Bales, III, Esquire
               Telecopy No : 215.963.5299

          (b)  if VFICO, to:

               VFICO
               P.O. Box 837
               Valley Forge, PA  19482

               Attention: Joseph J. Miller
               Telecopy No.: 610.687.1848

               with a copy to:

               Stradley Ronon, Stevens & Young LLP
               2600 One Commerce Square
               Philadelphia, PA 19103
               Attention:  Dean M. Schwartz, Esq.
               Telecopy No.: 215.564.8120

     SECTION 9.05   Publicity.  Except as otherwise required by law or the rules
                    ---------
of the NASD for so long as this Agreement is in effect, neither VFICO, SBI nor Acquisition Corporation shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Until a press release of the execution of this Agreement has been made in accordance with the rules of the NASD, all of the parties hereto shall treat the Agreement and the terms thereof in the strictest confidence.

     SECTION 9.06   Binding Nature of Agreement; No Assignment.  This Agreement
                    ------------------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement (other than as provided herein) without the prior written consent of the other parties hereto; provided, however, that any substitute corporation as provided in Section 1.04 hereof shall be entitled to the same rights and privileges as those of SBI and Acquisition Corporation pursuant to this Agreement.

     SECTION 9.07   Controlling Law.  The Agreement and all questions relating
                    ---------------
to its validity, interpretation, performance and enforcement (including without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, other than the choice of law provisions thereof, and without the aid of any canon, custom, or rule of law requiring construction against the drafting party.

     SECTION 9.08   Exhibits and Schedules.  All Exhibits and Schedules attached
                    ----------------------
hereto are hereby incorporated by reference into, and made a part of, this Agreement.

     SECTION 9.09   Execution in Counterparts.  This Agreement may be executed
                    -------------------------
in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all of the parties reflected hereon as the signatories.

     SECTION 9.10  Provisions Separable.  The provisions of this Agreement are
                   --------------------
independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     SECTION 9.11   Entire Agreement.  This Agreement and the Confidentiality
                    ----------------
Agreement dated April 16, 1999 contain the entire understanding among the parties hereto and with respect to the subject matter hereof, and together supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

     SECTION 9.12   Paragraph Headings.  The headings in this Agreement are for
                    ------------------
convenience only; they form no part of this Agreement and shall not affect its interpretation.

     SECTION 9.13   Gender, Etc.  Words used herein, regardless of the number
                    -----------
and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     SECTION 9.14   Knowledge of VFICO.  For purposes of this Agreement,
                    ------------------
"knowledge of VFICO" or similar words and phrases shall be conclusively deemed to include: (i) actual knowledge of VFICO or the officers and directors of VFICO, and (ii) that knowledge which any officer or director of VFICO should have obtained after exercising due diligence which a prudent officer or director should have undertaken with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                              SUSQUEHANNA BANCSHARES, INC.



                              By: /s/ Robert S. Bolinger
                                  -------------------------------------
                              Name:  Robert S. Bolinger
                              Title: President


                              SUSQUEHANNA BANCSHARES CENTRAL, INC.



                              By: /s/ Robert S. Bolinger
                                  ------------------------------------
                              Name:  Robert S. Bolinger
                              Title: President


                              VALLEY FORGE INVESTMENT
                              COMPANY, INC.



                              By: /s/ Joseph J. Miller, Jr.
                                  ------------------------------------
                              Name:  Joseph J. Miller, Jr.
                              Title: Chairman